Exhibit 23

                    Letterhead Rotenberg & Co. LLP letterhead


INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
HQ Sustainable Maritime Industries, Inc.


         We consent to the use in this Annual Report of HQ Sustainable Maritime Industries, Inc. on Form 10-KSB of our report dated March 16, 2004, for the period ended April 30, 2004 and eight months ended December 31, 2004 and 2003, and to the reference to us under the heading "Experts", which is a part of this Annual Report.


/s/ Rotenberg & Co. LLP


Rotenberg & Co., LLP
Rochester, New York
April 11, 2005